UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 30, 2007

NAPSTER, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-32373	77-0551214
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9044 Melrose Avenue Los Angeles, California		90069
(Address of Principal Executive Offices)		(Zip Code)

(310) 281-5000
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 6, 2007, Christopher W. Allen, age 41, will join Napster, Inc. (the “Company”) as its Chief Operating Officer.

The terms of Mr. Allen’s employment are outlined in the Company’s amended and restated offer letter to Mr. Allen dated August 2, 2007 (the “Offer Letter”). Mr. Allen will be employed by the Company on an “at-will” basis. He will receive base salary at an annual rate of $315,000, subject to annual review, and will be entitled to participate in the Company’s other benefit plans on terms consistent with those applicable to the Company’s employees generally. Mr. Allen will also receive a sign-on bonus of $50,000 and will be entitled to reimbursement by the Company on an after-tax basis of certain amounts that he is required to repay to his former employer up to a maximum of $180,000. Mr. Allen will also receive temporary housing in Los Angeles provided by the Company for a period not to exceed 120 days.

In addition, the Company’s Compensation Committee has approved the grant to Mr. Allen of 200,000 restricted shares of the Company’s common stock, such shares to vest in annual installments over the four-year period following Mr. Allen’s start date, subject to his continued employment with the Company.

The Offer Letter provides that if his employment is terminated by the Company without cause or by Mr. Allen for good reason (as those terms are defined in the Offer Letter), he will be entitled to severance benefits equal to six months’ base salary. If his employment terminates under these circumstances following a change in control of the Company, the severance period will be extended to twelve months. In addition, if his employment is terminated by the Company without cause or by him for good reason within the first 12 months of his hire date, he will be entitled to accelerated vesting of 25% of his restricted shares.

Mr. Allen served as the Vice President of Product Strategy, Design & Marketing for Blockbuster Online from December 2006 until July 2007. Prior to joining Blockbuster Online, from October 2004 until December 2006, Mr. Allen served as Yahoo! Music’s Vice President of Product Strategy and Marketing. From May 2000 until October 2004 (when Musicmatch was acquired by Yahoo! Music), Mr. Allen worked for Musicmatch, most recently as its Senior Vice President of Marketing and Strategic Planning. Mr. Allen earned a B.S. in electrical engineering from the University of Notre Dame, an M.S. in electrical engineering and computer science from the Georgia Institute of Technology and an M.B.A. from the University of San Diego.

The Company also announced the termination of Laura B. Goldberg’s employment as the Company’s Chief Operating Officer, effective August 3, 2007. In connection with the termination of her employment, Ms. Goldberg is entitled to certain severance benefits pursuant to her employment agreement with the Company, including (i) a lump-sum payment equal to 12 months of her current base salary and (ii) continued eligibility to participate in the Company’s health and welfare plans for 12 months.

The Offer Letter is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the attached exhibit.

Item 7.01	Regulation FD Disclosure.

On August 3, 2007, the Company issued a press release announcing that Mr. Allen will join the Company as its Chief Operating Officer. A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Offer Letter, dated as of August 2, 2007, between Napster, Inc. and Christopher W. Allen.

99.1	Press Release issued by Napster, Inc. on August 3, 2007, announcing the appointment of Christopher W. Allen as Chief Operating Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NAPSTER, INC.
(Registrant)

		By:	/s/ Aileen Atkins
Date:	August 3, 2007		Aileen Atkins
Secretary